Supplement No. 1                                                     Rule 424(b)

                              EA INDUSTRIES, INC.

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               SUPPLEMENT TO PROSPECTUS, DATED NOVEMBER 26, 1996

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         On September 25, 1996, EA Industries, Inc., a New Jersey corporation
(the "Company"), filed a registration statement (Registration Statement No. 333-12691) (the "Registration Statement") with the Securities and Exchange Commission relating to the offer and sale of 3,527,742 shares of Common Stock (the "Shares") of the Company from time to time by a certain stockholder, a warrant holder and certain convertible subordinated debenture holders and convertible subordinated note holders of the Company, together with the 3,527,742 Preferred Stock Purchase Rights ("Rights") associated with the Shares. The Registration Statement, as amended, was declared effective on November 26, 1996 (the "Effective Date").

         Aryeh Trading, Inc. is listed as a Selling Securityholder in the Registration Statement and Prospectus under the section therein entitled "Plan of Distribution and Selling Securityholders" and is indicated, under the column entitled "Number of Shares Owned Prior to Offering", to be the owner of 125,000 Shares. The Plan of Distribution and Selling Securityholders section is hereby amended to correct a typographical error regarding the number of Shares offered by Aryeh Trading, Inc. under the column entitled "Number of Shares Offered" by deleting "0" and inserting the number "125,000" to correctly reflect the offering of its 125,000 Shares for sale pursuant to the Prospectus, which Shares have been registered under the Registration Statement.

     In addition, footnote (8) to the Plan of Distribution and Selling Securityholders table regarding Aryeh Trading, Inc.'s Shares is hereby amended to delete the sentence, "The issuance of such shares currently remains subject to official notice of listing on the NYSE", to reflect that the issuance of such Shares is not subject to official notice of listing on the NYSE.

     This Supplement does not constitute a complete Prospectus and shall not be considered an offer to sell, or a solicitation of an offer to buy, the Shares, (or the Rights) to which it relates. Reference is made to the Company's Prospectus dated November 26, 1996 and included in the Registration Statement for information with respect to the Company and the Shares of the Company's Common Stock and the Rights associated with such Shares.

                The date of this Supplement is December 4, 1996.